News Release

CONTACTS:

Company:	Investor Relations:
George R. Kirkland	Deborah K. Pawlowski
Executive Vice President, CFO and Treasurer	Kei Advisors LLC
Phone: (229) 873-3830	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Reports

Net Income Grew 20% to Record Earnings per Share for 2016

MOULTRIE, GEORGIA, January 24, 2017 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE MKT: SGB), a full-service community bank holding company, today reported its results of operations for the fourth quarter and year ended December 31, 2016.

“We are very encouraged with the progress we are making. We achieved a second consecutive record of annual earnings per share with a 20% year-over-year improvement in net income,” commented DeWitt Drew, President and CEO. “We experienced excellent growth in both our Valdosta and Moultrie markets, and we are currently applying for a branch in Tifton, where our loan production office has seen good results. As we look forward, we expect continued success in strengthening and growing our core markets. Importantly, our balance sheet, with its liability structure, is well positioned to benefit in a rising interest rate environment, although there will be some lag in realizing the benefit of raising rates in our loan portfolio.”

Fourth Quarter and Year-End Highlights

•         Net income was up $0.2 million to $1.0 million in the 2016 fourth quarter, a 19% increase compared with the prior-year period. Earnings per diluted share for the quarter increased 18% to $0.39 from $0.33. Net interest income increased $0.4 to $4.0 million mostly owing to increased interest and fees on loans in the fourth quarter of 2016.

•         Net income for 2016 was $4.0 million, up $0.7 million over the prior year. On a per diluted share basis, earnings were $1.58, a 20% increase when compared with $1.32 in 2015. Record earnings per share were driven by loan growth of 17% and an improved asset mix that was funded by low cost core deposits.

•         Annual net interest income was $15.8 million for 2016, up $1.7 million over the prior year. The growth was the result of a $45.1 million increase in average total loans to $281.0 million. Growth in net interest income more than offset the $885 thousand increase in noninterest expense due primarily to investment in personnel for the expanding Valdosta and Tifton markets.

Balance Sheet Trends and Asset Quality

•         Total assets at year-end expanded $33.6 million to $448.5 million, an 8% increase over 2015, driven by strong loan growth.

•         Total loans increased $41.7 million to $292.5 million from year-end 2015.

•         The loan portfolio expansion was funded by a 10% increase in deposits combined with decreases in investments in securities and overnight balances. Total deposits were up $32.5 million to $371.5 million at December 31, 2016, compared with the prior year. Noninterest-bearing deposits increased 15% to $116.6 million year-over-year while interest-bearing deposit accounts increased 7%. The average cost of interest bearing funds was 0.58% for the year.

•         High asset quality led to net charge-offs to average loans of just 0.02% for 2016. Nonperforming assets were $373 thousand at December 31, 2016, down $1.3 million from year-end 2015.

-MORE-

Capital Management

•         Book value per share at the end of 2016 expanded 6.6% to $15.11, up $0.94 from December 31, 2015.

•         In December 2016, the Company paid a quarterly cash dividend of $0.11 per common share. The Company paid dividends of $0.42 per common share in 2016, up 5% increase compared with $0.40 per common share paid in 2015. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 88 consecutive years.

•         The Company repurchased 400 shares at an average price of $16.64 per share under the $1.75 million share repurchase program authorized in October 2016.

Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, January 24, 2017 at 1:00 p.m. ET. Management will review the financial and operating results for the fourth quarter and full year of 2016, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 493-6725. Alternatively, the webcast can be monitored at www.sgfc.com.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday, January 31, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13652414, or access the webcast replay at www.sgfc.com/investorrelations.cfm, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $448 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Worth County and Lowndes County, and a loan production office located in Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corporation and Southwest Georgia Bank can be found at: www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

-MORE-

SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Audited)
	December 31,	December 31,	December 31,
	2016	2015	2014
ASSETS
Cash and due from banks	$7,700	$6,157	$6,783
Interest-bearing deposits in banks	18,819	24,923	5,776
Certificates of deposit in other banks	0	245	1,470
Investment securities available for sale	53,566	51,476	53,838
Investment securities held to maturity	54,603	60,889	61,588
Federal Home Loan Bank stock, at cost	1,874	1,869	1,560
Loans, less unearned income and discount	292,524	250,786	224,400
Allowance for loan losses	(3,124)	(3,032)	(3,114)
Net loans	289,400	247,754	221,286
Premises and equipment	11,209	11,158	11,756
Bank properties held for sale	212	0	0
Foreclosed assets, net	127	82	274
Intangible assets	35	51	66
Bank owned life insurance	5,357	5,231	5,104
Other assets	5,562	5,020	4,779
Total assets	$448,464	$414,855	$374,280
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$47,420	$25,383	$22,890
Money market	95,659	108,226	99,918
Savings	29,007	27,721	28,156
Certificates of deposit $100,000 and over	43,235	25,189	31,367
Other time accounts	39,524	50,728	46,300
Total interest-bearing deposits	254,845	237,247	228,631
Noninterest-bearing deposits	116,648	101,769	81,343
Total deposits	371,493	339,016	309,974

Other borrowings	8,448	7,591	5,133
Long-term debt	26,029	28,476	22,067
Accounts payable and accrued liabilities	3,999	3,675	2,771
Total liabilities	409,969	378,758	339,945
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	30,333	27,369	25,015
Accumulated other comprehensive income	(1,713)	(1,153)	(561)
Total	64,615	62,211	60,449
Treasury stock - at cost (**)	(26,120)	(26,114)	(26,114)
Total shareholders' equity	38,495	36,097	34,335
Total liabilities and shareholders' equity	$448,464	$414,855	$374,280

* Common stock - shares outstanding	2,547,437	2,547,837	2,547,837
** Treasury stock - shares	1,746,398	1,745,998	1,745,998

-MORE-

SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2016*	2015*	2016*	2015
Interest income:
Interest and fees on loans	$3,780	$3,271	$14,796	$12,695
Interest and dividend on securities available for sale	284	280	1,078	1,146
Interest on securities held to maturity	324	353	1,346	1,440
Dividends on Federal Home Loan Bank stock	22	19	90	73
Interest on deposits in banks	38	21	103	62
Interest on certificates of deposit in other banks	0	2	0	12
Total interest income	4,448	3,946	17,413	15,428

Interest expense:
Interest on deposits	259	208	935	796
Interest on other borrowings	27	20	104	68
Interest on long-term debt	144	125	573	453
Total interest expense	430	353	1,612	1,317
Net interest income	4,018	3,593	15,801	14,111
Provision for loan losses	45	0	160	141
Net interest income after provision for losses on loans	3,973	3,593	15,641	13,970

Noninterest income:
Service charges on deposit accounts	278	282	1,086	1,121
Income from trust services	53	55	210	245
Income from retail brokerage services	84	140	342	421
Income from insurance services	354	306	1,478	1,373
Income from mortgage banking services	83	82	354	318
Net gain (loss) on the sale or disposition of assets	38	0	38	22
Net gain on the sale of securities	0	0	169	4
Other income	186	181	782	756
Total noninterest income	1,076	1,046	4,459	4,260

Noninterest expense:
Salary and employee benefits	2,191	2,034	8,766	7,914
Occupancy expense	276	266	1,140	1,121
Equipment expense	228	259	861	923
Data processing expense	345	303	1,349	1,224
Amortization of intangible assets	4	4	16	16
Other operating expense	723	724	2,782	2,831
Total noninterest expense	3,767	3,590	14,914	14,029

Income before income tax expense	1,282	1,049	5,186	4,201
Provision for income taxes	280	206	1,152	827
Net income	$1,002	$843	$4,034	$3,374

Net income per share, basic	$0.39	$0.33	$1.58	$1.32
Net income per share, diluted	$0.39	$0.33	$1.58	$1.32
Dividends paid per share	$0.11	$0.10	$0.42	$0.40
Basic weighted average shares outstanding	2,547,602	2,547,837	2,547,778	2,547,837
Diluted weighted average shares outstanding	2,547,602	2,547,837	2,547,778	2,547,837

-MORE-

SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At December 31	2016	2015
Assets	$448,464	$414,855
Loans, less unearned income & discount	$292,524	$250,786
Deposits	$371,493	$339,016
Shareholders' equity	$38,495	$36,097

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Performance Data & Ratios
Net income	$1,002	$843	$4,034	$3,374
Earnings per share, basic	$0.39	$0.33	$1.58	$1.32
Earnings per share, diluted	$0.39	$0.33	$1.58	$1.32
Dividends paid per share	$0.11	$0.10	$0.42	$0.40
Return on assets	0.89%	0.83%	0.94%	0.85%
Return on equity	10.23%	9.16%	10.51%	9.38%
Net interest margin (tax equivalent)	3.97%	3.99%	4.14%	4.04%
Dividend payout ratio	27.97%	30.22%	26.53%	30.21%
Efficiency ratio	71.06%	73.99%	70.64%	73.03%

Asset Quality Data & Ratios
Total nonperforming loans	$246	$1,546	$246	$1,546
Total nonperforming assets	$373	$1,629	$373	$1,629
Net loan charge offs	$14	$148	$68	$223
Reserve for loan losses to total loans	1.07%	1.21%	1.07%	1.21%
Nonperforming loans/total loans	0.08%	0.62%	0.08%	0.62%
Nonperforming assets/total assets	0.08%	0.39%	0.08%	0.39%
Net charge offs / average loans	0.02%	0.24%	0.02%	0.09%

Capital Ratios
Average common equity to average total assets	8.65%	9.03%	8.90%	9.02%
Common equity Tier 1 capital ratio	13.03%	14.09%	13.03%	14.09%
Tier 1 capital ratio	13.03%	14.09%	13.03%	14.09%
Tier 1 leverage ratio	8.87%	9.13%	8.87%	9.13%
Total risk based capital ratio	14.04%	15.24%	14.04%	15.24%
Book value per share	$15.11	$14.17	$15.11	$14.17
Tangible book value per share	$15.10	$14.15	$15.10	$14.15

Quarterly	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Averages	2016	2016	2016	2016	2015
Assets	$452,865	$435,880	$420,685	$415,168	$407,924
Loans, less unearned income & discount	$291,573	$289,978	$279,543	$262,715	$246,353
Deposits	$374,346	$357,421	$341,569	$338,399	$337,194
Equity	$39,178	$39,110	$38,080	$37,097	$36,833
Return on assets	0.89%	0.89%	0.96%	1.01%	0.83%
Return on equity	10.23%	9.95%	10.63%	11.30%	9.16%
Net income	$1,002	$973	$1,011	$1,048	$843
Net income per share, basic	$0.39	$0.38	$0.40	$0.41	$0.33
Net income per share, diluted	$0.39	$0.38	$0.40	$0.41	$0.33
Dividends paid per share	$0.11	$0.11	$0.10	$0.10	$0.10

-END-